Exhibit 2.1

                            QUIKCAT AUSTRALIA PTY LTD
                              (ABN 82 106 946 043)
                                3/56 MOUNT STREET
                               WEST PERTH WA 6005
                                    AUSTRALIA

Mr. Alan Margerison, Chief Executive Officer
IA Global, Inc.
533 Airport Blvd, Suite 400
Burlingame, CA 94010

October 8, 2004

Dear Mr. Margerison:

I am writing to confirm the terms of the Share Sale Agreement ("Agreement") between IA Global, Inc.("IAO") and QuikCAT Australia Pty Ltd ("QCA") dated 15th September 2004 and to notify you of the completion of a number of conditions required under that agreement.


DATE OF COMPLETION

As per clause 7.1 of the Agreement, "Date for Completion":

      The agreement states that the completion date will be not earlier than 1 October 2004 nor later than three days after the last date that the Australian Securities and Investments Commission could notify any objection to the share buy-back. Notwithstanding anything in this Agreement to the contrary, QCA may, at its option, terminate this Agreement at any time prior to 1 October 2004, in its sole an absolute discretion. This Agreement shall become binding on the parties at 12:01 am, 1 October 2004, if not terminated by QCA prior thereto.

I hereby confirm that the Australian Securities and Investment Commission have not objected within the provided time, to the share buy-back and that QCA has not terminated the Agreement and that the terms of that agreement are now fully binding upon QCA.


DELIVERY OF DOCUMENTS

Further, I note that under clause 7.2 "Delivery of documents signed by IAO":

      At Completion, IAO must give to QCA the following items:

            (a) SHARE TRANSFER: a share transfer between QCA and IAO in respect of the Sale Shares duly executed by IAO; and

            (b) OTHER: any other document reasonably required by QCA to effect the share repurchase.


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Please fill in the attached share transfer form.


TRANSFER OF SHARES IN IA GLOBAL ACQUISITION CO.

The sale of 250,000 shares of IA Global Acquisition Co stock currently held by Marie-Rose Pontre, my wife, to IA Global Acquisition Co has been completed with the wiring of $250 US.


INTERNET ACCELERATOR AGREEMENT

The separate agreement entitled INTERNET ACCELERATOR AGREEMENT was completed on the day it was executed and there were no conditions subsequent or administrative issues outstanding.

I would appreciate if you could sign below to note your confirmation of the above.

Yours sincerely,

/s/ Mark Jenkins

Mark Jenkins
Director
QuikCAT Australia Pty Ltd


Agreed,

/s/ Alan Margerison

Alan Margerison
Chief Executive Officer
IA Global Inc.


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